FIFTH AMENDED AND RESTATED
NON-RECOURSE LOAN SALE AND MASTER SERVICES AGREEMENT
This Fifth Amended and Restated Loan Sale and Master Services Agreement (the “Agreement”) is by and among MidCountry Bank, FSB (“MidCountry Bank”), Pioneer Financial Services, Inc., a Missouri corporation, Pioneer Funding, Inc., a Nevada corporation, PSLF, Inc., a Missouri corporation, Pioneer Services Sales Finance, Inc., a Nevada corporation, and Pioneer Military Insurance Company, a Nevada corporation (each a “Purchaser” and, collectively, “Purchasers” or “Pioneer”) and The PrivateBank and Trust Company, as administrative agent for itself and certain other lenders (together with any successor administrative agent under the Lending Agreement (as defined below), “Agent”), is entered into and effective as of December 23, 2015 (the “Effective Date”).
1.Overview. Reference is made to that certain Credit Agreement of even date herewith, by and among Purchasers, Agent and certain other financial institutions as Lenders (as amended, modified, restated, or replaced from time to time, the “Lending Agreement”) pursuant to which Agent and the other Lenders have agreed, subject to the terms and provisions thereof, to provide financing to Pioneer to finance acquisition of Loans (as defined below). This Agreement is executed in connection therewith and it states, subject to the terms and conditions hereof, the terms and conditions by which MidCountry Bank, WITHOUT RECOURSE to MidCountry Bank, will sell such Loans to one or more of Purchasers and provide (i) certain services to Pioneer (the “Regular Services”) and, (ii) during the Interim Service Period (as defined in Section 8), certain services to Agent (the “Interim Service Period Services” and, together with the Regular Services, collectively, the “Services”), each as described in Exhibit A hereto and made a part hereof (as the same may be amended, modified, restated or replaced from time to time as provided herein, the “Exhibit A”). Capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to them in the Lending Agreement.
1.    Term of Agreement; Termination.
(a)    The term of this Agreement will begin on the Effective Date and will continue until terminated in accordance with the terms of this Section 2.
(b)    Subject to the provisions of Section 8, MidCountry Bank may terminate this Agreement upon not less than five hundred and forty (540) days’ advance written notice to the each of other parties hereto. Any termination of this Agreement will not affect the obligation of Pioneer or Agent on behalf of the Lenders, as applicable to pay for Services actually provided during the remainder of the term.
(c)    Subject to the provisions of Section 8, MidCountry Bank may also terminate this Agreement or suspend providing Services upon not less than ninety (90) days’ prior written notice to Purchasers and to Agent in the event of (i) a failure by Pioneer to pay, when due under this Agreement, any material amounts to MidCountry Bank or (ii) Pioneer’s breach or failure to materially comply with any other obligation of Pioneer under this Agreement and such breach or failure is not cured within ninety (90) days after receipt of written notice of the same. For the avoidance of doubt, and notwithstanding the terms of any other document or agreement to the contrary, MidCountry Bank shall not terminate this Agreement merely because Pioneer is in default or breach of any other document or agreement (including, without limitation, any expense reimbursement agreement, fee sharing agreement, or loan agreement) to which MidCountry Bank, Holdings, or both, on the one hand, and Pioneer, any subsidiary of Pioneer, or any combination of Pioneer and one or more of its subsidiaries, on the other hand, are parties.
(d)    Pioneer, with the Agent’s prior written consent, may terminate this Agreement upon not less than ninety (90) days’ prior written notice to MidCountry Bank and to Agent.

(e)    Notwithstanding anything stated in this Agreement to the contrary, the Agent may also terminate this Agreement upon written notice thereof to MidCountry Bank and Pioneer, (i) at any time if MidCountry Bank or Holdings is closed for any reason or is made the subject of a bankruptcy, conservatorship, receivership or similar proceeding or control of which is otherwise taken over by any government regulatory authority, or (ii) at any time if an Event of Default has occurred.
2.    Sale of Loans.
(a)    MidCountry Bank will originate for sale to one or more Purchasers and sell, WITHOUT RECOURSE, to one or more Purchasers, certain loans made in accordance with (i) MidCountry Bank’s credit policy, (as may be amended from time to time), and (ii) the continuing purchasing guidelines of Pioneer (as may be amended from time to time in accordance with the Lending Agreement) (such loans, being the “Loans”).
(b)    Purchasers will have the right to purchase, WITHOUT RECOURSE to MidCountry Bank, all of such Loans, and payment for such Loans shall be settled on a daily basis. All payments by the applicable Purchasers in respect of Loans purchased hereunder shall include an origination fee (the “Origination Fee”), equal to an amount described on Exhibit B hereto and made a part hereof (as the same may be amended, modified, restated or replaced from time to time as provided herein, the “Exhibit B”), which such origination fee shall be retained by MidCountry Bank.
(c)    MidCountry Bank represents, warrants and covenants that all Loans and all Loan sales will be in compliance with the laws of the United States of America and any individual State, as applicable, and all rules and regulations of the same, including, without limitation, Regulation W and any Memorandum of Understanding or regulatory action applicable to MidCountry Bank or Pioneer (collectively, the “Applicable Laws”), and all Loan sales shall be upon fair and reasonable terms no less favorable to either MidCountry Bank or Purchasers than would be obtained in a comparable arm’s-length transaction with a third party that is not an affiliate of MidCountry Bank.
(d)    MidCountry Bank may also originate loans for its own account.
(e)    Notwithstanding the foregoing, the sale and purchase hereunder of any such Loan shall NOT BE WITHOUT RECOURSE in the event that any Loan or Loan sale is not made in accordance with Applicable Laws and, as a result, such Loan is unenforceable or otherwise uncollectible, as determined by the Agent or the Required Lenders in its or their respective reasonable discretion.
(f)    At any time, and from time to time, Purchasers may elect not to purchase Loans hereunder if Purchasers provide MidCountry Bank with no less than five (5) business days prior written notice of Purchasers’ election. Notwithstanding the foregoing, Purchasers may elect not to purchase loans hereunder without prior notice to MidCountry Bank if (i) an Event of Default has occurred and is continuing, (ii) there is insufficient Excess Availability, (iii) such purchase(s) would be prohibited by Applicable Law, or (iv) if MidCountry Bank is then in breach or default of its obligations in this Agreement. No such election by Purchasers shall constitute a waiver of any of Purchasers’ rights under this Agreement.
(g)    Nothing contained in this Agreement, amends or modifies in any respect the Lending Agreement, or obligates or otherwise requires any Lender or the Agent to make or extend any loan or advance under the Lending Agreement.
3.    Delivery of Services. During the term of this Agreement, (a) MidCountry Bank shall provide (i) the Regular Services to Pioneer or (ii) during the Interim Service Period, the Interim Service Period Services to Agent, and (b) in consideration for the Services, (i) Pioneer shall pay to MidCountry Bank the applicable fees (the “Regular

Fees”) or (ii) during the Interim Service Period, Agent, on behalf of the Lenders, shall pay to MidCountry Bank, the applicable fees (the “Interim Service Period Fees” and, together with the Regular Fees, the “Fees”), each as set forth in Exhibit A.
4.    Fees for Services and Payment.
(a)    Pioneer or Agent (on behalf of the Lenders), as applicable will pay all amounts in respect of the applicable Fees when due and in the manner provided in Exhibit A. Any payment not received by MidCountry Bank within thirty (30) days of its due date will accrue interest at a rate of one percent (1.0%) per month (other than during the Interim Service Period, such rate shall be one-half percent (.5%) per month), or the highest rate allowed by applicable law, whichever is lower. Pioneer will be responsible for and will pay all sales or use taxes and similar fees now in force or enacted in the future imposed on the delivery of Services.
(b)    MidCountry Bank represents, warrants and covenants to Agent, each Lender and Pioneer that each of (i) the Origination Fee and (ii) the Regular Fees charged by MidCountry Bank to Pioneer for the Services hereunder are consistent with what would be charged by MidCountry Bank to a non-affiliated entity on an arm’s-length basis and are fair and reasonable and are on market terms.
5.    Duties of MidCountry Bank. MidCountry Bank will provide the Services in accordance with all Applicable Laws and such standards of service as generally prevail in the financial services industry. MidCountry Bank shall indemnify Pioneer, Agent and the Lenders, and hold Pioneer, Agent and the Lenders, harmless from and against any and all liability, damages, and costs, including reasonable attorney fees, resulting from MidCountry Bank’s failure to comply with the provisions of this Agreement or the provision of Services in breach of this Agreement or in violation of any Applicable Law.
6.    Other Benefits to Certain Parties. In further consideration of the mutual benefits to MidCountry Bank and Pioneer under this Agreement, Pioneer hereby grants MidCountry Bank for the period ending upon termination of this Agreement, subject and subordinate to the liens and security interests granted by Pioneer to Agent under the Loan Documents, (i) the non-exclusive right to use the trade names, servicemarks and trademarks, of Pioneer, and (ii) the non-exclusive right to use the Consumer Lending Platform(s) or such other system or systems as may be in use by MidCountry Bank and/or Pioneer from time to time and all hardware and software associated with it, provided, however, that upon the exercise of any right or remedy by Agent with respect to such liens and security interests, at Agent’s option, such non-exclusive rights shall terminate.
7.    Rights of Agent under Lending Agreement upon Termination. If an Event of Default has occurred, should any Obligations then be outstanding, and notwithstanding any breach or default hereunder by Pioneer, MidCountry Bank agrees for itself and its successors and assigns, that upon the written request of the Agent, MidCountry Bank, will to the extent not in violation of Applicable Laws:
(a)    perform the Interim Service Period Services for Agent, for the period commencing upon the date requested by Agent to be performed and ending on the later of the date when (i) all of the Customer Notes securing the Obligations owned by Pioneer have been collected as determined by the Agent, (ii) collection efforts for such Customer Notes have been terminated at the direction of the Required Lenders or (iii) Agent, or at the direction of the Required Lenders, gives a written notice of termination to MidCountry Bank and Pioneer pursuant to Section 2 (such period, the “Interim Service Period”), provided, however, for the avoidance of doubt, during the period described in this sentence only the Interim Service Period Fees shall be due or owing by Agent on behalf of the Lenders.
(b)    (i)(x) transfer possession and use of the Consumer Lending Platform(s) or other system or systems being used by MidCountry Bank to provide Services hereunder, and all hardware and software associated with it, in each case owned by Pioneer or to which Pioneer has rights (whether by license, lease or otherwise) and all documents, instruments and records pertaining to outstanding notes securing payment of the Obligations, to Agent or its designee, in each case at the expense of the Pioneer, and (y) solely during the Interim Service Period, use of any system or systems owned by MidCountry Bank and being used by MidCountry Bank to provide Interim Service Period Services hereunder, and all hardware and software associated with it, (ii) during the Interim Service Period, allow Agent access to, or to otherwise use the services of, all of MidCountry Bank’s employees, contractors and consultants, in each case, then providing Interim Service Period Services and that are reasonably necessary, in the judgment of Agent, to service and collect outstanding Customer Notes securing payment of the Obligations, and (iii) during the Interim Service Period, allow Agent reasonable access to and use of MidCountry Bank facilities that are reasonably related to the Interim Service Period Services then provided; and/or
(c)    Fully cooperate with Agent to the extent reasonably requested in the sale or transfer of all or any part of the outstanding Customer Notes securing payment of the Obligations to one or more third parties.
(d)    During the Interim Service Period, (i) upon request from time to time by Agent, but in no event not more than once every calendar quarter during the Interim Service Period, MidCountry Bank shall provide Agent with such information as it may reasonably request to determine the basis upon which MidCountry Bank has calculated its actual cost of providing the Interim Service Period Services to Agent hereunder, (ii) without limiting any liens and security interests granted by Pioneer to Agent under the Loan Documents, Pioneer hereby agrees that any and all rights given to MidCountry Bank in Section 7(a) of this Agreement shall be given to Agent, or its designee including MidCountry Bank.
(e)    MidCountry Bank shall have no obligation to maintain the Consumer Lending Platform(s), or other system or systems being used by MidCountry Bank, and hardware, software, documents, or instruments associated with it after the date that is thirty (30) days following the last day of the Interim Service Period. During the Interim Service Period, MidCountry Bank agrees to fully cooperate with Agent to effect a smooth transition of such services and rights (which may include, for the avoidance of doubt, providing licenses and sublicenses of software owned or licensed by Pioneer or MidCountry Bank) and the Consumer Lending Platform(s), or other system or systems then being used by MidCountry Bank and related items described in the immediately preceding sentence to Agent or its designee.
(f)    For the avoidance of doubt, neither Agent nor any Lender shall have any obligation to cure any breach by Pioneer hereunder nor shall Agent or any Lender have any liability for any breach by Pioneer hereunder.
8.    Oversight and Audits.
(a)    During the term of this Agreement, including during any Interim Service Period, Pioneer will monitor and subject the Services to periodic evaluation, at Pioneer’s sole expense, in the manner described in Exhibit C hereto and made a part hereof (as the same may be amended, modified, restated, or replaced from time to time as provided herein, “Exhibit C”).
(b)    Not more than one (1) time during each two (2) year period following the date hereof, Pioneer or Agent may, request (and not at Agent’s expense but rather at MidCountry or Pioneer’s sole expense as determined by MidCountry and Pioneer), a pricing survey of the Services, as such Services are required to be provided pursuant to this Agreement, by a third-party reasonably acceptable to MidCountry Bank and Agent, provided, that Pioneer or Agent, as applicable, provides written notice to MidCountry Bank and Pioneer or Agent, as applicable, of such request at least sixty (60) days prior to the date such pricing survey is requested to commence, and provided, that if MidCountry Bank conducts, of its own accord, a pricing survey of the Services by a third-party during any such two (2) year period, no additional survey may be requested by Pioneer or Agent hereunder for the remainder of such two year period.

MidCountry Bank shall cooperate with such third-party and provide reasonable access to its facilities and employees during normal business hours for the purposes of conducting such a survey.
9.    Amendments. This Agreement may not be amended except in writing with the written consent of MidCountry Bank, Pioneer and Agent or its successor as Agent under the Lending Agreement and the Required Banks, provided, however, that (a) if both (i) no Event of Default exists and (ii) any such amendment would not reasonably be expected to materially adversely affect Pioneer, the Agent or Lenders, then no consent of the Agent or the Required Lenders will be required to amend the Services, the Regular Fees, Exhibit B and Exhibit C, and (b) at no time may the Interim Service Period Services or the Interim Service Period Fees be modified or changed in any respect without the Agent’s prior written consent.
10.    Miscellaneous.
(a)    MidCountry Bank shall not be deemed to be in default of any provision of this Agreement or be liable for any delay, failure of performance or interruption of the provision of Services to Pioneer or Agent, as applicable, resulting solely from any event of force majeure.
(b)    This Agreement is made under and will be governed by and construed in accordance with the laws of the State of Illinois and applicable federal laws, rules and regulations. Exclusive venue for all disputes arising out of or relating to this Agreement shall be the State courts located in Cook County, Illinois or the federal courts located in the Northern District for the State of Illinois, and each party irrevocably consents to such personal jurisdictions and waives all objections thereto.
(c)    The waiver of any breach or default under this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.
(d)    No party may sell, assign or transfer its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other parties, and any attempted assignment or delegation without such consent will be void; provided, however, that during the Interim Service Period, Agent, upon prior notice to MidCountry Bank and Pioneer, may assign all of its rights hereunder to any person or entity at the direction of the Required Banks (as such term is defined in the Lending Agreement) and upon any such assignment the assignee will be entitled to all of the rights previously provided to Agent hereunder. This Agreement is binding on the successors and assigns of the parties hereto, including, with respect to MidCountry Bank and Pioneer, any person or entity purchasing all or substantially all of their assets, whether in one or a series of related transactions.
(e)    All notices, demands, requests or other communications required or permitted under this Agreement shall be deemed given when delivered personally to the last known address of each party hereto, sent by facsimile to the last known address of each party hereto upon confirmation, sent and received by return receipt e-mail to the last known address of each party hereto, or upon receipt of delivery to the last known address of each party hereto of overnight mail or nationally-recognized overnight courier service.
(f)    MidCountry Bank, Pioneer and Agent are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between MidCountry Bank, Pioneer or Agent. None of MidCountry Bank, Pioneer or Agent will have any power to bind the other or incur obligations on another’s behalf without the other’s prior written consent.
(g)    This Agreement amends and restates in its entirety those certain Loan Sale and Master Services Agreements dated June 1, 2007, June 12, 2009, July 19, 2011, June 21, 2013, and November 17, 2014, as previously amended.

ARTICLE II.    {signature page immediately follows}
Executed as of the Effective Date.

MidCountry Bank, FSB By: Name: Title:	The PrivateBank and Trust Company, as Administrative Agent By: Name: Title:

Pioneer Funding, Inc., a Nevada corporation, as a Purchaser By: Name: Title:	PSLF, Inc., a Missouri corporation, as a Purchaser By: Name: Title:

Pioneer Financial Services, Inc., a Missouri corporation By: Name: Title:	Pioneer Military Insurance Company, a Nevada corporation By: Name: Title:

Pioneer Services Sales Finance, Inc., a Nevada corporation By: Name: Title:

EXHIBIT A
SERVICES

All Service Categories described in this Exhibit A constitute “Regular Services” to be provided to Pioneer under this Agreement. No Service Category described in this Exhibit A constitutes an “Interim Service Period Service” to be provided to Agent during an Interim Service Period unless expressly noted herein.

Service Category	Interim Service Period Service (Y/N)	Description of Service	Regular Fee	Interim Service Period Fee	Payment Cycle

Servicing and Management of Accounts	Y	Credit Management Review
Evaluate Pioneer’s purchasing guidelines as they relate to the purchase of Loans hereunder. Utilize data and statistically sound practices to help Pioneer improve its understanding of credit loss and manage exposure to loss.

(i) $500,000 annual fee (the “Base Fee”), (ii) an amount equal to the product of 7.4% and the outstanding principal balance of the Loans as of the last day of each calendar month, as adjusted from time to time due to early military payday cash receipts (the “Servicing and Management Fee”), and (iii) the Bank will retain a portion of ancillary product revenue in accordance with its Affiliate Fee Sharing Agreement dated September 29, 2014, and will also retain all late charges and fees charged for insufficient borrower funds that are collected on accounts serviced.
A monthly fee, in an amount equal to the product of 110.00% and the actual cost of providing such services.
Regular Fee: (i) The Base Fee is payable in twelve (12) equal monthly installments due on or before the fifth (5th) business day of each calendar month, (ii) the Servicing and Management Fee is payable monthly, on or before the fifth (5th) business day of each calendar month with respect to the Loans as of the immediately preceding calendar month, as adjusted from time to time due to early military payday cash receipts, and (iii) ancillary product revenue and other fees will be netted from payments received by MidCountry from borrowers of the Loans prior to disbursement of proceeds to Pioneer.

Interim Service Period Fee: Payable in monthly installments due on or before the fifth (5th) business day of each calendar month. Monthly installments are based on the estimated cost of providing such services and are subject to a quarterly adjustment.

Nevada Operations - Back Office Operations
Utilize web messaging and outbound phone calls including document review and system testing as applicable to service the Loans. The Quality Control Team regularly reviews customer service and Loan servicing practices, including a review of suspicious activity reports, account adjustments, standard operating procedures review and recommendations for future training.

Operations - Customer Service
Provide account-centric inbound and outbound processing of calls, chats and emails with respect to the Loans, customer operations with respect to the Loans, respond to borrower requests, including for payoffs, balances, fees, interest accrual, statement questions etc.

Operation by the consumer banking division of MidCountry Bank (“CBD”) of loan production offices (“LPOs”) in military communities using the Pioneer Services brand, with a focus on customer service and relationship management with technology-assisted interactions.

		Collections (Current Accounts)	Provide portfolio management through collections efforts, including analysis of delinquency trends, loss expectations, borrower behaviors and forecasting performance, as necessary.

Third Party Risk Management	Provide third-party risk management services and coordinate relationship management with such third-parties.
Reporting	Provide periodic reporting with respect to the Loans, basic operations and portfolio management.
Analytics
Create and manage reports for review by operations oversight personnel regarding underwriting guidelines, predictive modeling, portfolio performance (i.e. volume, growth, delinquencies, trends); identify and mitigate abnormalities or negative trends in portfolio performance

Finance
(i) Assist Pioneer personnel in the management of its senior debt and subordinated debt, monitoring restrictive covenants, long-range planning, analyzing the size of the line and funding sources, reviewing business cycles to determine if Pioneer will have adequate funding and if the cost is appropriate for return that is expected; (ii) assist with long range financial planning; (iii) provide financial management and reporting: accounting, accounts payable, budgeting, forecasting, SEC reporting, as applicable, and assist in managing independent auditor relationships; and (iv) assist in managing purchasing of applicable assets and services.

Administration	Provide executive assistance, access to and use of facilities and equipment, facilities management, record retention, project management, and change management.
Payment Processing	Provide payment processing services for the Loans for payments received.
Accounting	Maintain general ledger, close processes, reconciliations, and other standard accounting functions.

Other Servicing	Provide services for credit bureau reporting, debt protection claims obligations, quality control, complaint management and management of electronic vault.
Information Technology (“IT”)
Provide IT services, including management of IT strategy and plans, providing and maintaining IT infrastructure and a service desk, and providing application support and data management services, each as described in that certain Expense Sharing Agreement, dated June 22, 2015.

Marketing	N
Provide personnel and facilities to develop and distribute brand awareness and lead generation campaigns to capture loan business through direct and indirect channels, including, but not limited to, internet, LPO, and retail partnerships.
		A monthly fee, in an amount equal to the product of 125.00% and actual cost of providing such services.	N/A
Payable in monthly installments due on or before the fifth (5th) business day of each calendar month. Monthly installments are based on the estimated cost of providing such services and are subject to a quarterly adjustment.

Recoveries (charged-off accounts)	Y
With respect to charged-off accounts, provide portfolio management through collections, including inventory management, analysis of internal resources and management of third-party collection agencies utilized.
		An amount equal to the product of 34.00% and all amounts collected.	An amount equal to the product of 34.00% and all amounts collected.
Regular Fee: Payable monthly, on or before the fifth (5th) business day of each calendar month with respect to collections as of the immediately preceding calendar month.

Interim Service Period Fee: Payable monthly, on or before the fifth (5th) business day of each calendar month with respect to collections as of the immediately preceding calendar month.

Business Development	N
Identify products, opportunities, markets, relationships, including military relationships, and business models, including credit and pricing models, to generate growth in loan originations and non-loan revenue, including, but not limited to, a retail merchant program where CBD acquires customers through referrals from retail partners that facilitate the loan application and booking process for customers to borrow money to purchase consumer goods.
		A monthly fee, in an amount equal to the product of 125.00% and actual cost of providing such services.	N/A
Payable in monthly installments due on or before the fifth (5th) business day of each calendar month. Monthly installments are based on the estimated cost of providing such services and are subject to a quarterly adjustment.

EXHIBIT B
ORIGINATION FEE
$25.00 per Loan purchased pursuant to this Agreement.

EXHIBIT C
OVERSIGHT

	Lead	Monitoring	Frequency
Servicing and Management of Accounts
Credit Management Review	Credit Officer	Review of FICO strategy, performance and concentrations, loan distributions and approval/book rates, impact on yield and loss rates and any recommended changes.	Monthly
Nevada Operations - Back Office Operations	Lending Officer
Back Office Credit Ops/Quality Control: Review of monthly exception reporting, book rates, review of fraudulent activity and trends and efficiency trends. Review of quality control team on a quarterly basis.
Monthly
Operations - Customer Service	Lending Officer	Customer Service: Review of welcome calls, pre-30 day collections activity, department report and service levels, inside sales team and efficiency review.	Monthly
	Business Development Officer	Review of loan production office performance, office operation and financials and military and/or community insights and relationships.	Monthly/Quarterly
Collections (Current Accounts)	Collections Officer	Quality: Review of delinquency trends, net charge-off expectations and forecast recovery performance and trends.	Monthly
	Director of Collections	3rd Party Agency: Review of agency scorecards and dashboards, agency performance and monthly agency calls as well as manage third party risk management.	Monthly
Third Party Risk Management	Administration Officer	Review of MidCountry Bank third-parties that provide services for Pioneer assets.	Quarterly
Reporting & Analytics	Financial Planning/Decision Support Manager	Review of new reports developed, provide new reports or analyses needed.	Monthly
Finance	Financial Planning/Decision Support Manager	Review of monthly forecast, discussion of funding needs and borrowing levels, Pioneer bank group matters and a review of subordinated debt.	Monthly
Administration	Administration Officer	Review of project management and change management	Monthly
Payment Processing	Controller	Review payment types and receivable roll forward.	As Needed
Accounting	Controller	Review financial reporting and the maintenance of the general ledger, close processes, reconciliations, and other standard accounting functions.	As Needed
Other Servicing	Administration Officer	Review credit bureau reporting, debt protection claims obligations, quality control, complaint management, management of electronic vault.	As Needed
Information Technology (“IT”)	Information Technology Officer	Review implementation of IT services for compliance with that certain Expense Sharing Agreement, dated June 22, 2015.	Monthly/Quarterly

Marketing
Marketing Officer
Review of month end portfolio metrics, production by acquisition channel, engagement metrics, return on investment and production by lead sources, major marketing initiatives and recent awards and recognition.
Monthly
Recoveries
Collections Officer	Quality: Review charged-off account inventory, net charge-off expectations and forecast recovery performance and trends, review staffing levels.	Monthly
Director of Collections
3rd Party Agency: Review of agency scorecards and dashboards, agency performance and monthly agency calls as well as manage third party risk management, each with respect to charged-off account inventory.
Monthly
Business Development
Business Development Officer	Product Development: review of non-loan ancillary products and new development initiatives.	Quarterly
Business Development Officer	Retail Merchants: Review of retail channel loan performance, partner relationship updates, third party risk management and marketplace feedback.	Quarterly